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                                                                  Exhibit 12


               AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
              Computation of Ratio of Earnings to Fixed Charges
                                 (Unaudited)




                                                         Nine Months Ended
                                                           September 30,
                                                        2000          1999
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $232,957      $251,512
  Interest expense                                     513,917       420,079
  Implicit interest in rents                            11,977        11,258

Total earnings                                        $758,851      $682,849


Fixed charges:
  Interest expense                                    $513,917      $420,079
  Implicit interest in rents                            11,977        11,258

Total fixed charges                                   $525,894      $431,337


Ratio of earnings to fixed charges                        1.44          1.58